Page 1 of 11


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1 )*


                                   eLong, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    290138205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)

                  Rule 13d-1(c)

              [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

------------------------------------                           ------------------------------------
CUSIP NO. 290138205                            13 G                                    Page 2 of 11
------------------------------------                           ------------------------------------
------------ --------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    Tiger Global Performance, L.L.C. ("Tiger LLC")
------------ --------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]      (b) [X]
------------ --------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
---------------------------------------------------------------------------------------------------
             NUMBER OF         5     SOLE VOTING POWER
                                     5,244 shares (which represents 2,622 American Depositary
              SHARES                 Shares which may be exchanged into Ordinary Shares), all of which are directly owned by Tiger Global II, L.P. ("Tiger
           BENEFICIALLY              II"). Tiger LLC is the general partner of Tiger II, and may be deemed to have sole voting power with respect to such shares,
           OWNED BY EACH             and Charles P. Coleman III ("Coleman"), the managing member of
                                     Tiger LLC, may be deemed to have sole voting power with
             REPORTING               respect to such shares.
                               ----- --------------------------------------------------------------
              PERSON           6     SHARED VOTING POWER
                                     See response to row 5.
               WITH            ----- --------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     5,244 shares (which represents 2,622 American Depositary
                                     Shares which may be exchanged into Ordinary Shares), all of which are directly owned by Tiger II. Tiger LLC is the general partner of Tiger II, and may be deemed to have sole
                                     dispositive power with respect to such shares, and Coleman, the managing member of Tiger LLC, may be deemed to have sole dispositive power with respect to such shares.
                               ----- --------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     See response to row 7.
------------ --------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                           5,244
------------ --------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                    [_]
------------ --------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        0.0%
------------ --------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                          OO

------------ --------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                           ------------------------------------
CUSIP NO. 290138205                            13 G                                    Page 3 of 11
------------------------------------                           ------------------------------------
------------ --------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    Tiger Global II, L.P. ("Tiger II")
------------ --------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]       (b) [X]
------------ --------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
---------------------------------------------------------------------------------------------------
             NUMBER OF         5     SOLE VOTING POWER
                                     5,244 shares (which represents 2,622 American Depositary
              SHARES                 Shares which may be exchanged into Ordinary Shares), except that Tiger LLC, the general partner of Tiger II, may be deemed
           BENEFICIALLY              to have sole voting power with respect to such shares, and
                                     Coleman, the managing member of Tiger LLC, may be deemed to
           OWNED BY EACH             have sole voting power with respect to such shares.
                               ----- --------------------------------------------------------------
             REPORTING         6     SHARED VOTING POWER
                                     See response to row 5.
              PERSON           ----- --------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
               WITH                  5,244 shares (which represents 2,622 American Depositary
                                     Shares which may be exchanged into Ordinary Shares), except that Tiger LLC, the general partner of Tiger II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger LLC, may be deemed to have sole dispositive voting power with respect to such shares.
                               ----- --------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     See response to row 7.
------------ --------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                           5,244
------------ --------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                    [_]
------------ --------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        0.0%
------------ --------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                          PN

------------ --------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                           ------------------------------------
CUSIP NO. 290138205                            13 G                                    Page 4 of 11
------------------------------------                           ------------------------------------
------------ --------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    Tiger Global Private Investment Partners, L.P. ("Global
                    Partners")
------------ --------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]       (b) [X]
------------ --------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                    Cayman Islands
---------------------------------------------------------------------------------------------------
             NUMBER OF         5     SOLE VOTING POWER
                                     1,495,856 shares (which represents 747,928 American Depositary
              SHARES                 Shares which may be exchanged into Ordinary Shares), except that Tiger Global PIP Performance, L.L.C. ("Tiger PIP"), the
           BENEFICIALLY              general partner of Global Partners, may be deemed to have sole voting power with respect to such shares, and Coleman, the
           OWNED BY EACH             managing member of Tiger PIP, may be deemed to have sole
                                     voting power with respect to such shares.
             REPORTING         ----- --------------------------------------------------------------
                               6     SHARED VOTING POWER
              PERSON                 See response to row 5.
                               ----- --------------------------------------------------------------
               WITH            7     SOLE DISPOSITIVE POWER
                                     1,495,856 shares (which represents 747,928 American Depositary
                                     Shares which may be exchanged into Ordinary Shares), except that Tiger PIP, the general partner of Global Partners, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger PIP, may be deemed to have sole dispositive power with respect to such shares.
                               ----- --------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     See response to row 7.
------------ --------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                         1,495,856
------------ --------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                     [_]
------------ --------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        6.9%
------------ --------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                          PN

------------ --------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                           ------------------------------------
CUSIP NO. 290138205                            13 G                                    Page 5 of 11
------------------------------------                           ------------------------------------
------------ --------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    Tiger Global PIP Performance, L.L.C. ("Tiger PIP")
------------ --------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]       (b) [X]
------------ --------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
---------------------------------------------------------------------------------------------------
             NUMBER OF         5     SOLE VOTING POWER
                                     1,495,856 shares (which represents 747,928 American Depositary
              SHARES                 Shares which may be exchanged into Ordinary Shares), all of which are directly owned by Global Partners. Tiger PIP is the
           BENEFICIALLY              general partner of Global Partners, and may be deemed to have sole voting power with respect to such shares, and Coleman,
           OWNED BY EACH             the managing member of Tiger PIP, may be deemed to have sole voting power with respect to such shares.
             REPORTING         ----- --------------------------------------------------------------
                               6     SHARED VOTING POWER
              PERSON                 See response to row 5.
                               ----- --------------------------------------------------------------
               WITH            7     SOLE DISPOSITIVE POWER
                                     1,495,856 shares (which represents 747,928 American Depositary
                                     Shares which may be exchanged into Ordinary Shares), all of which are directly owned by Global Partners. Tiger PIP is the general partner of Global Partners, and may be deemed to have sole dispositive power with respect to such shares, and
                                     Coleman, the managing member of Tiger PIP, may be deemed to have sole dispositive power with respect to such shares.
                               ----- --------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     See response to row 7.
------------ --------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                         1,495,856
------------ --------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                    [_]
------------ --------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        6.9%
------------ --------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                          OO

------------ --------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                           ------------------------------------
CUSIP NO. 290138205                            13 G                                    Page 6 of 11
------------------------------------                           ------------------------------------
------------ --------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    Charles P. Coleman III ("Coleman")
------------ --------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]       (b) [X]
------------ --------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                    U.S. Citizen
---------------------------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
             NUMBER OF             1,501,100 shares (which represents 750,550 American Depositary
                                   Shares which may be exchanged into Ordinary Shares), of which
              SHARES               5,244 are directly owned by Tiger II and 1,495,856 are
                                   directly owned by Global Partners. Coleman is the managing
           BENEFICIALLY            member of each of Tiger LLC (the general partner of Tiger II)
                                   and Tiger PIP (the general partner of Global Partners), and
           OWNED BY EACH           may be deemed to have sole voting power with respect to such shares.
             REPORTING         ----- --------------------------------------------------------------
                               6   SHARED VOTING POWER
              PERSON               See response to row 5.
                               ----- --------------------------------------------------------------
               WITH            7   SOLE DISPOSITIVE POWER
                                   1,501,100 shares (which represents 750,550 American Depositary
                                   Shares which may be exchanged into Ordinary Shares), of which
                                   5,244 are directly owned by Tiger II and 1,495,856 are
                                   directly owned by Global Partners. Coleman is the managing member of each of Tiger LLC (the general partner of Tiger II)
                                   and Tiger PIP (the general partner of Global Partners), and may be deemed to have sole dispositive power with respect to such shares.
                               ----- --------------------------------------------------------------
                               8   SHARED DISPOSITIVE POWER
                                   See response to row 7.
------------ --------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                         1,501,100
------------ --------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                    [_]
------------ --------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        6.9%
------------ --------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                          IN

------------ --------------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 1 amends the Schedule 13G filed by Tiger Global Performance, L.L.C. (f/k/a Tiger Technology Performance, L.L.C.), Tiger Global II, L.P. (f/k/a Tiger Technology II, L.P.), Tiger Global PIP Performance, L.L.C. (f/k/a Tiger Technology PIP Performance, L.L.C.), Tiger Global Private Investment Partners, L.P. (f/k/a Tiger Technology Private Investment Partners, L.P.), and Charles P. Coleman III. Only those items as to which there has been a change are included in this Amendment No. 1.


ITEM 2(a).    NAME OF PERSON FILING:
              ----------------------

              This statement is filed by Tiger Global Performance, L.L.C. ("Tiger LLC"), Tiger Global II, L.P. ("Tiger II"), Tiger Global Private Investment Partners, L.P. ("Global Partners"), Tiger Global PIP Performance, L.L.C. ("Tiger PIP") and Charles P. Coleman III ("Coleman"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

              Tiger LLC is the general partner of Tiger II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger II. Tiger PIP is the general partner of Global Partners, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Global Partners. Coleman is the managing member of Tiger LLC and Tiger PIP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger II and Global Partners.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
              -------------------------------------------------------------

              The address of the principal business office for each of the Reporting Persons is:

              Tiger Global Performance, L.L.C.
              101 Park Avenue
              48th Floor
              New York, NY 10178

ITEM 2(c).    CITIZENSHIP:
              ------------

              Tiger II is a Delaware Limited Partnership; Tiger LLC and Tiger PIP are Delaware Limited Liability Companies; Global Partners is a Cayman Islands Exempted Limited Partnership; and Coleman is a United States citizen.

ITEM 4.       OWNERSHIP:
              ----------

              The following information with respect to the ownership of the Ordinary Shares of the issuer by the Reporting Persons is provided as of December 31, 2005:

                      (a) AMOUNT BENEFICIALLY OWNED:
                          --------------------------
                          See Row 9 of cover page for each Reporting Person.

                      (b) PERCENT OF CLASS:
                          -----------------

                           See Row 11 of cover page for each Reporting Person.

                      (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                                 (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                       -----------------------------------------

                                       See Row 5 of cover page for each
                                       Reporting Person.

                                 (ii)  SHARED POWER TO VOTE OR TO DIRECT THE
                                       -------------------------------------
                                       VOTE:
                                       -----

                                       See Row 6 of cover page for each
                                       Reporting Person.

                                 (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                       --------------------------------------
                                       DISPOSITION OF:
                                       ---------------

                                       See Row 7 of cover page for each
                                       Reporting Person.

                                 (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                                       -----------------------------------------
                                       DISPOSITION OF:
                                       ---------------

                                       See Row 8 of cover page for each
                                       Reporting Person.

              The Reporting Persons hold such Ordinary Shares indirectly through their ownership of American Depositary Shares of the Company, each of which is convertible into two Ordinary Shares at any time.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 3, 2006

Tiger Global II, L.P.                                   /s/ CHARLES P. COLEMAN III
By Tiger Global Performance, L.L.C.                     ---------------------------------
Its General Partner                                     Signature

                                                        Charles P. Coleman III
                                                        Managing Member


Tiger Global Private Investment Partners, L.P.          /s/ CHARLES P. COLEMAN III
By Tiger Global PIP Performance, L.L.C.                 ---------------------------------
Its General Partner                                     Signature


                                                        Charles P. Coleman III
                                                        Managing Member


Tiger Global Performance, L.L.C.                        /s/ CHARLES P. COLEMAN III
                                                        ---------------------------------
                                                        Signature

                                                        Charles P. Coleman III
                                                        Managing Member


Tiger Global PIP Performance, L.L.C.                    /s/ CHARLES P. COLEMAN III
                                                        ---------------------------------
                                                        Signature

                                                        Charles P. Coleman III
                                                        Managing Member


Charles P. Coleman III                                  /s/ CHARLES P. COLEMAN III
                                                        ---------------------------------
                                                        Signature

                                  EXHIBIT INDEX
                                  -------------
                                                                    Found on
                                                                  Sequentially
EXHIBIT                                                           Numbered Page
-------

Exhibit A: Agreement of Joint Filing                                   11

                                    EXHIBIT A
                                    ---------

                            AGREEMENT OF JOINT FILING
                            -------------------------

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of eLong, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.